Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES ANNOUNCES STRONG THIRD QUARTER FISCAL 2021 RESULTS

-- Record Quarterly Revenues of $960.7 million Driven by Strong End Consumer Demand and Consistent Execution –
-- RV Market Share Gains Continue, Rising to 12.5% (+40 Basis Points) on a Fiscal Year to Date Basis thru April --
-- Record Reported Diluted EPS of $2.05; Record Adjusted Diluted EPS of $2.16 --
-- Record Backlogs Reflect Sustained Levels of Strong End Consumer Demand --
EDEN PRAIRIE, MINNESOTA, June 23, 2021 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's third quarter of Fiscal 2021.

Third Quarter Fiscal 2021 Results
Revenues for the Fiscal 2021 third quarter ended May 29, 2021, were $960.7 million, an increase of 138.7% compared to $402.5 million for the Fiscal 2020 period, and a sequential increase of 14.4% over the Fiscal 2021 second quarter. Gross profit was $169.6 million, an increase of 429.6% compared to $32.0 million for the Fiscal 2020 period, and an increase of 8.3% on a sequential basis, driven primarily by increased revenues as a result of the pandemic-driven shutdown of operations for a six week period in the third quarter of Fiscal 2020. Gross profit margin increased 970 basis points year-over-year, driven primarily by operating leverage, pricing, including lower discounts and allowances, and favorable segment mix. Operating income was $102.4 million for the quarter compared to a loss of $(8.2) million in the third fiscal quarter of last year and increased 2.5% sequentially. Fiscal 2021 third quarter net income was $71.3 million compared to a net loss of $(12.4) million in the prior year fiscal quarter, and net income of $69.1 million in the Fiscal 2021 second quarter. Reported earnings per diluted share was $2.05, compared to a net loss per diluted share of $(0.37) in the same period last year, and earnings per diluted share of $2.04 in the Fiscal 2021 second quarter. Consolidated adjusted earnings per diluted share was $2.16 for the Fiscal 2021 third quarter compared to adjusted loss per diluted share of $(0.26) in the same period last year, and adjusted earnings per diluted share of $2.12 for the Fiscal 2021 second quarter. Consolidated Adjusted EBITDA was $109.8 million for the quarter, compared to $4.1 million in the third quarter of Fiscal 2020 and $108.0 million in the Fiscal 2021 second quarter.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries’ record fiscal third quarter results continued our sequential growth trajectory, which is a testament to the sustained strength of consumer engagement in the outdoor lifestyle as well as the tremendous appeal of our premium brands. Throughout the quarter, we capitalized on the prime spring selling season to gain share and drive higher consumer engagement, further cultivating our pipeline of lifelong customers. I’m also proud of the Winnebago Industries team who has been able to maintain our commitment to manufacturing excellence amid incredible demand and drive operational leverage that is producing continued, strong profitability. We are very pleased with our results and will maintain our focus on executing our proven strategy to build a differentiated, premier outdoor company and drive long-term value for end customers, dealers, employees and shareholders.”

Towable
Revenues for the Towable segment were $555.7 million for the third quarter of Fiscal 2021, up 194.2% over the prior year period and 26.5% sequentially, driven by heightened consumer demand for our Grand Design and Winnebago branded products. Segment Adjusted EBITDA was $80.1 million, up 387.1% over the prior year period and 28.5% over the Fiscal 2021 second quarter. Adjusted EBITDA margin of 14.4% increased 570 basis points year-over-year and 20 basis points sequentially, primarily due to robust operating leverage and lower levels of discounting. Backlog increased to $1,522.1 million, reflecting an increase of 264.9% over the prior year period, and 26.1% over the Fiscal 2021 second quarter, due to continued strong consumer demand combined with extremely low levels of dealer inventory.

Motorhome
In the third quarter of Fiscal 2021, revenues for the Motorhome segment were $385.3 million, up 89.2% from the prior year period, driven by continued strong consumer demand for both Winnebago and Newmar branded motorhomes. Segment Adjusted EBITDA was $37.5 million compared to a loss of $(10.8) million in the same period last year and $51.0 million in the prior quarter. Adjusted EBITDA margin increased 1,500 basis points over the prior year to 9.7%, driven by operating leverage and low levels of discounting. Backlog increased to $2,180.1 million, an increase of 323.3% over the prior year period, and 20.0% over the prior quarter, as dealers continue to experience significant reductions in inventories due to extremely high levels of consumer demand.

Balance Sheet and Cash Flow
As of May 29, 2021, the Company had total net outstanding debt of $524.5 million ($600.0 million of debt, net of convertible note discount of $63.9 million and net of debt issuance costs of $11.6 million) and working capital of $613.0 million. Cash flow from operations was $148.0 million in the first nine months of Fiscal 2021, a decrease of $14.5 million from the same period in Fiscal 2020 due to strong improvement in income during the current year-to-date period that was more than offset by year-over-year changes in working capital required to support increased production and rapid sales growth.

Quarterly Cash Dividend
On May 19, 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.12 per share payable on June 30, 2021, to common stockholders of record at the close of business on June 16, 2021.

Mr. Happe continued, “As we enter the final quarter of Fiscal 2021, we are pleased with the strength of our business and the unique appeal of our leading brands. We remain focused on working with our suppliers to sustain strong levels of production and with our dealer network to replenish their inventories in the face of record backlog. We are also continuing to invest in our business to ensure we are best positioned to meet the persistent, elevated demand we anticipate in quarters to come, driven by the secular and ongoing growth in outdoor lifestyle products and a positive change in consumer preferences for leisure and family activities. I am also incredibly proud of Winnebago Industries’ unwavering commitment to stewardship of the environment and the communities in which we live and operate. During the quarter, we announced our participation in the United Nations Global Compact – a corporate sustainability initiative designed to advance universal principles on human rights, labor, environment and anti-corruption – and initiated a partnership with Habitat for Humanity, a global housing nonprofit, to support its community-based neighborhood revitalization efforts. These organizations’ missions are clearly aligned with Winnebago Industries’ values and enable more communities to safely and equitably enjoy the outdoors where they live, work and play.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2021 third quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Newmar and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth-wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to enterprise resource planning ("ERP"), risks related to compliance with debt covenants, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Steve Stuber, Investor Relations
srstuber@wgo.net
(952) 828-8461
Media: Sam Jefson, Public Relations Specialist
sjefson@wgo.net
(641) 585-6803

Winnebago Industries, Inc.
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	May 29, 2021		May 30, 2020
Net revenues	$960,737	100.0%	$402,458	100.0%
Cost of goods sold	791,125	82.3%	370,434	92.0%
Gross profit	169,612	17.7%	32,024	8.0%
Selling, general, and administrative expenses	63,586	6.6%	33,271	8.3%
Amortization	3,590	0.4%	6,926	1.7%
Total operating expenses	67,176	7.0%	40,197	10.0%
Operating income (loss)	102,436	10.7%	(8,173)	(2.0)%
Interest expense	10,229	1.1%	8,440	2.1%
Non-operating income	(93)	—%	(74)	—%
Income (loss) before income taxes	92,300	9.6%	(16,539)	(4.1)%
Provision (benefit) for income taxes	21,005	2.2%	(4,186)	(1.0)%
Net income (loss)	$71,295	7.4%	$(12,353)	(3.1)%
Earnings (loss) per common share
Basic	$2.12		$(0.37)
Diluted	$2.05		$(0.37)
Weighted average common shares outstanding
Basic	33,552		33,625
Diluted	34,772		33,625

	Nine Months Ended
	May 29, 2021		May 30, 2020
Net revenues	$2,593,754	100.0%	$1,617,726	100.0%
Cost of goods sold	2,130,556	82.1%	1,427,307	88.2%
Gross profit	463,198	17.9%	190,419	11.8%
Selling, general, and administrative expenses	165,001	6.4%	126,540	7.8%
Amortization	10,771	0.4%	18,514	1.1%
Total operating expenses	175,772	6.8%	145,054	9.0%
Operating income	287,426	11.1%	45,365	2.8%
Interest expense	30,222	1.2%	23,140	1.4%
Non-operating income	(310)	—%	(460)	—%
Income before income taxes	257,514	9.9%	22,685	1.4%
Provision for income taxes	59,728	2.3%	3,702	0.2%
Net income	$197,786	7.6%	$18,983	1.2%
Earnings per common share
Basic	$5.89		$0.57
Diluted	$5.83		$0.57
Weighted average common shares outstanding
Basic	33,565		33,102
Diluted	33,943		33,289
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	May 29, 2021	August 29, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$405,841	$292,575
Receivables, net	228,199	220,798
Inventories, net	333,018	182,941
Prepaid expenses and other assets	21,559	17,296
Total current assets	988,617	713,610
Property, plant, and equipment, net	177,578	174,945
Goodwill	348,058	348,058
Other intangible assets, net	393,997	404,768
Investment in life insurance	28,381	27,838
Operating lease assets	27,318	29,463
Other long-term assets	15,821	15,018
Total assets	$1,979,770	$1,713,700

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$173,008	$132,490
Income taxes payable	—	8,840
Accrued expenses	202,602	159,060
Total current liabilities	375,610	300,390
Long-term debt, net	524,450	512,630
Deferred income taxes	14,852	15,608
Unrecognized tax benefits	6,538	6,511
Long-term operating lease liabilities	25,391	27,048
Deferred compensation benefits, net of current portion	9,920	11,130
Other long-term liabilities	12,751	12,917
Total liabilities	969,512	886,234
Shareholders' equity	1,010,258	827,466
Total liabilities and shareholders' equity	$1,979,770	$1,713,700

Winnebago Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
(in thousands)	May 29, 2021		May 30, 2020
Operating Activities
Net income	$197,786		$18,983
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,476		11,854
Amortization	10,771		18,514
Non-cash interest expense, net	10,372		7,440
Amortization of debt issuance costs	1,852		2,181
Last in, first-out expense	2,321		1,450
Stock-based compensation	11,719		3,332
Deferred income taxes	(765)		365
Other, net	(4,412)		516
Change in operating assets and liabilities:
Receivables, net	(7,384)		31,440
Inventories, net	(152,398)		91,938
Prepaid expenses and other assets	1,010		159
Accounts payable	40,817		(13,528)
Income taxes and unrecognized tax benefits	(12,771)		(2,622)
Accrued expenses and other liabilities	35,560		(9,585)
Net cash provided by (used in) operating activities	147,954		162,437

Investing Activities
Purchases of property, plant and equipment	(23,596)		(28,582)
Acquisition of business, net of cash acquired	—		(260,965)
Proceeds from sale of property, plant and equipment	12,450		—
Other, net	(224)		141
Net cash provided by (used in) investing activities	(11,370)	—	(289,406)

Financing Activities
Borrowings on long-term debt	2,629,932		1,795,209
Repayments on long-term debt	(2,629,932)		(1,501,709)
Purchase of convertible bond hedge	—		(70,800)
Proceeds from issuance of warrants	—		42,210
Payments of cash dividends	(12,136)		(10,881)
Payments for repurchases of common stock	(12,109)		(1,789)
Payments of debt issuance costs	(224)		(10,761)
Other, net	1,151		539
Net cash provided by (used in) financing activities	(23,318)		242,018

Net increase in cash and cash equivalents	113,266		115,049
Cash and cash equivalents at beginning of period	292,575		37,431
Cash and cash equivalents at end of period	$405,841		$152,480

Supplement Disclosure:
Income taxes paid, net	$71,090	$6,240
Interest paid	14,618	14,961

Non-cash investing and financing activities:
Issuance of Winnebago common stock for acquisition of business	$—	$92,572
Capital expenditures in accounts payable	121	255
Dividends declared not yet paid	4,273	126

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	May 29, 2021	% of Revenues	May 30, 2020	% of Revenues	$ Change	% Change
Net revenues	$555,749		$188,898		$366,851	194.2%
Adjusted EBITDA	80,130	14.4%	16,451	8.7%	63,679	387.1%

	Three Months Ended
Unit deliveries	May 29, 2021	Product Mix(1)	May 30, 2020	Product Mix(1)	Unit Change	% Change
Travel trailer	11,089	66.4%	3,537	60.3%	7,552	213.5%
Fifth wheel	5,620	33.6%	2,324	39.7%	3,296	141.8%
Total towables	16,709	100.0%	5,861	100.0%	10,848	185.1%

	Nine Months Ended
	May 29, 2021	% of Revenues	May 30, 2020	% of Revenues	$ Change	% Change
Net revenues	$1,449,934		$813,611		$636,323	78.2%
Adjusted EBITDA	205,639	14.2%	86,982	10.7%	118,657	136.4%

	Nine Months Ended
Unit deliveries	May 29, 2021	Product Mix(1)	May 30, 2020	Product Mix(1)	Unit Change	% Change
Travel trailer	29,125	65.6%	15,319	60.8%	13,806	90.1%
Fifth wheel	15,306	34.4%	9,874	39.2%	5,432	55.0%
Total towables	44,431	100.0%	25,193	100.0%	19,238	76.4%

(in thousands, except units)	May 29, 2021		May 30, 2020		Change	% Change
Backlog(2)
Units	46,646		13,235		33,411	252.4%
Dollars	$1,522,069		$417,176		$1,104,893	264.9%
Dealer Inventory
Units	11,647		15,562		(3,915)	(25.2)%
(1)    Percentages may not add due to rounding differences.
(2)    Backlog includes all accepted orders from dealers to be shipped generally within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	May 29, 2021	% of Revenues	May 30, 2020	% of Revenues	$ Change	% Change
Net revenues	$385,257		$203,590		$181,667	89.2%
Adjusted EBITDA	37,467	9.7%	(10,789)	(5.3)%	48,256	447.3%

	Three Months Ended
Unit deliveries	May 29, 2021	Product Mix(1)	February 29, 2020	Product Mix(1)	Unit Change	% Change
Class A	745	27.3%	428	27.4%	317	74.1%
Class B	1,384	50.8%	694	44.4%	690	99.4%
Class C	598	21.9%	440	28.2%	158	35.9%
Total motorhomes	2,727	100.0%	1,562	100.0%	1,165	74.6%

	Nine Months Ended
	May 29, 2021	% of Revenues	May 30, 2020	% of Revenues	$ Change	% Change
Net revenues	$1,090,221		$755,023		$335,198	44.4%
Adjusted EBITDA	118,779	10.9%	13,488	1.8%	105,291	780.6%

	Nine Months Ended
Unit deliveries	May 29, 2021	Product Mix(1)	May 30, 2020	Product Mix(1)	Unit Change	% Change
Class A	2,047	25.8%	1,803	31.0%	244	13.5%
Class B	3,901	49.1%	2,287	39.3%	1,614	70.6%
Class C	1,994	25.1%	1,734	29.7%	260	15.0%
Total motorhomes	7,942	100.0%	5,824	100.0%	2,118	36.4%

(in thousands, except units)	May 29, 2021		May 30, 2020		Change	% Change
Backlog(2)
Units	18,145		4,131		14,014	339.2%
Dollars	$2,180,149		$515,035		$1,665,114	323.3%
Dealer Inventory
Units	2,429		5,013		(2,584)	(51.5)%
(1)    Percentages may not add due to rounding differences.
(2)    Backlog includes all accepted orders from dealers to be shipped generally within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands, except per share data)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Diluted earnings (loss) per share	$2.05	$(0.37)	$5.83	$0.57
Acquisition-related costs(1,2)	—	(0.01)	—	0.29
Acquisition-related fair-value inventory step-up(2)	—	—	—	0.14
Non-cash interest expense(2,3)	0.10	0.10	0.31	0.22
Restructuring expenses(2)	—	0.04	—	0.04
Gain on sale of property, plant and equipment(2)	(0.03)	—	(0.14)	—
Impact of convertible share dilution(4)	0.05	—	0.01	—
Tax impact of adjustments(5)	(0.01)	(0.03)	(0.04)	(0.15)
Adjusted diluted earnings (loss) per share(6)	$2.16	$(0.26)	$5.97	$1.12
(1)    Represents transaction-closing costs.
(2)    Represents a pretax adjustment.
(3)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(4) Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5)    Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.
(6) Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Net income (loss)	$71,295	$(12,353)	$197,786	$18,983
Interest expense	10,229	8,440	30,222	23,140
Provision (benefit) for income taxes	21,005	(4,186)	59,728	3,702
Depreciation	4,917	4,134	13,476	11,854
Amortization	3,590	6,926	10,771	18,514
EBITDA	111,036	2,961	311,983	76,193
Acquisition-related fair-value inventory step-up	—	—	—	4,810
Acquisition-related costs	—	(189)	—	9,761
Restructuring expenses	19	1,376	112	1,247
Gain on sale of property, plant and equipment	(1,188)	—	(4,753)	—
Non-operating income	(93)	(74)	(310)	(460)
Adjusted EBITDA	$109,774	$4,074	$307,032	$91,551

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision (benefit) for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted diluted earnings per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, restructuring expenses, gain on sale of property, plant and equipment, impact of convertible share dilution and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, gain or loss on the sale of property, plant and equipment and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-based revolving ("ABL") credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.